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                                   EXHIBIT 4.2

          Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on March 30, 2004

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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       CHROMAVISION MEDICAL SYSTEMS, INC.

         CHROMAVISION MEDICAL SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: That at a meeting of the board of directors held on February 17, 2004, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company. The resolution setting forth the amendment is as follows:

         RESOLVED, that the first sentence of Article 4 of the Certificate of Incorporation be amended to read as follows:

         4. The aggregate number of shares that the corporation shall have authority to issue is One Hundred Eight Million (108,000,000) shares, of which One Hundred Million (100,000,000) shares are of one class and are designated as Common Stock and the par value of each share is One Cent ($.01); and Eight Million (8,000,000) shares are of one class and are designated as Preferred Stock and the par value of each share is One Cent ($.01).

SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by the stockholders of the Company by written consent dated February 27, 2004.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, ChromaVision Medical Systems, Inc. has caused this certificate to be executed by Stephen T.D. Dixon, its Executive Vice President and Chief Financial Officer and duly authorized officer, as of March 30, 2004.

                                         CHROMAVISION MEDICAL SYSTEMS, INC.

                                         /s/ Stephen T.D. Dixon
                                         ---------------------------------------
                                         Name: Stephen T.D. Dixon
                                         Title: Executive Vice President and
                                                Chief Financial Officer